Exhibit 99.1

McKESSON REPORTS FISCAL 2005 THIRD QUARTER RESULTS

•	Revenues of $20.8 billion, up 14%.
•	Net loss of $665 million or $2.26 per share including $810 million after-tax charge for securities litigation.
•	Excluding the securities litigation charge, net income of $145 million or 49 cents per diluted share, up 20%.

     SAN FRANCISCO, January 27, 2005 – McKesson Corporation (NYSE: MCK) today reported that revenues for the third fiscal quarter ended December 31, 2004, were $20.8 billion, an increase of 14% from $18.2 billion in the third quarter a year ago. For the quarter, McKesson had a net loss of $665 million or $2.26 per share including the previously announced after-tax charge of $810 million for settling the company’s consolidated securities class action and reserves for remaining related cases.

     Not including the securities litigation charge, McKesson had net income of $145 million or 49 cents per diluted share, an increase of 20%. Net income in the third quarter a year ago was $120 million or 41 cents per share.

     “We are very pleased with this quarter’s 20% growth in earnings per share, excluding the impact of our securities litigation charge,” said John H. Hammergren, chairman and chief executive officer. “We are also pleased with the continued improvement in our cash flow, which year-to-date is up strongly versus last year.”

     “Earlier this month, we announced a settlement agreement that represents a major positive step in resolving the securities litigation and removing the uncertainty that has been an overhang on the company for the past six years. Given our strong balance sheet and increasing cash flow, we expect to have no difficulty financing the settlement as payment becomes due later this calendar year. We look forward to the increased financial flexibility we now have to continue to execute our strategy for creating shareholder value.”

     A discussion of results by business segment follows.

Pharmaceutical Solutions

     Pharmaceutical Solutions revenues including warehouse sales were up 14% to $19.7 billion from the third quarter a year ago. U.S. Pharmaceutical Solutions revenues excluding warehouse sales were up 19% and warehouse sales were up 6% in the quarter, despite having one less selling day compared to a year ago. Canadian revenues were up 17%, including a positive currency impact of 9%.

     Operating profit was up 19%, to $244.7 million from $205.4 million the prior year. The third quarter this year included a $20 million LIFO credit.

     “Pharmaceutical Solutions revenue growth was again strong, reflecting new customer agreements in the U.S. that took effect earlier in the year, and continued growth in Canada,” said Hammergren. “McKesson is the largest pharmaceutical distributor in North America, with leading positions in the United States, Canada and Mexico. We believe we are extremely well-positioned to take advantage of the demographics driving increasing drug utilization in this important region. In addition, within each geography, we are well-balanced in terms of customer categories and product mix.”

     ”Pharmaceutical price increases played an important role in our third-quarter Pharmaceutical Solutions operating profit. The magnitude and timing of these increases returned to their historical ranges in the latter portion of the quarter. This trend has continued in January.”

     “While we are pleased with the trend and this quarter’s results, our goal is to reach new agreements with pharmaceutical manufacturers that improve the visibility and predictability of our economics while maintaining appropriate compensation. I am pleased to report that we continue to make significant progress in our discussions. We are in the process of finalizing new agreements that meet these objectives with more than half of our largest manufacturing partners, and expect to meet our goal of having a significant majority of our volume covered by these new agreements by fiscal year end. On the customer side, we remain focused on meeting our customers’ needs through prime vendor relationships that can be expanded over time to include additional value-adding products and services.”

Medical-Surgical Solutions

     Medical-Surgical Solutions revenues were up 3% to $736 million compared to the third quarter a year ago. Operating profit of $24.7 million was down 5% from $25.9 million a year ago.

     “In Medical-Surgical Solutions, we again achieved solid growth among our alternate site customers,” Hammergren said. “However, the lack of flu vaccine supply this season hampered sales to physician offices and reduced our operating profit.”

Provider Technologies

     Provider Technologies revenues increased 13% in the third quarter to $332 million. Software revenues were up 41% to $66 million, driven primarily by an increase in automation revenues and increased implementations of clinical software solutions. Operating profit of $27.6 million was up from $2.6 million in the third quarter a year ago, which included a $20 million increase in reserves for international contracts.

     “In Provider Technologies, demand remains strong for our clinical solutions and we are beginning to see acceleration in the pace of our implementations,” continued Hammergren. “Since announcing in early January that 100 physicians at the Duke University Heart Center began using Horizon Expert Orders, the implementation has been expanded in the last 30 days to cover the medical, surgical, pulmonary and ICU units, with 96% of orders entered by physicians using computers. An aggressive hospital-wide rollout is now underway. Our success with this complex implementation demonstrates the viability of this product and provides valuable experience that can be applied to accelerate other installations in earlier stages of implementation.”

Fiscal 2005 Expectations

     “While we are making excellent progress securing more predictable compensation from manufacturers, our earnings through the end of the fiscal year continue to be somewhat dependent on the level and timing of price increases, which to date in the quarter have met our expectations. Assuming that the timing and magnitude of pharmaceutical price increases remain within their historical ranges for the balance of our fiscal year, we are narrowing our guidance for Fiscal 2005 diluted earnings per share excluding the impact of the securities litigation charge to $2.05 to $2.15 from our previous guidance of $2.00 to $2.20. We continue to expect to generate significantly better operating cash flow than last year’s $563 million,” concluded Hammergren.

Company Highlights

     The quarter included the following highlights:

•	McKesson signed a two-year renewal of its prime vendor agreement with Wal-Mart Stores, Inc., the largest retailer in the world. The agreement includes repackaging services though McKesson’s RxPak business.

•	Sales of generic pharmaceuticals were up 39% in the third quarter compared to a year ago, driven by new product launches and increased numbers of customers in McKesson proprietary programs.

•	McKesson now has prime vendor relationships with 6 of the 10 largest companies providing pharmaceuticals by mail order to their covered patients, and also the Department of Veterans Affairs, which operates sizable mail order operations.

•	After the close of the quarter, McKesson increased its ownership of Nadro, S.A., a leading Mexican pharmaceutical distributor, from 22% to approximately 48%. McKesson will continue to report its share of Nadro earnings in Pharmaceutical Solutions earnings.

•	The Centers for Medicare & Medicaid Services awarded McKesson a Chronic Care Improvement Program to provide disease management services to Mississippi Medicare fee-for-service beneficiaries. McKesson was one of nine companies selected for an award made through Section 721 of the Medicare Modernization Act of 2003.

•	McKesson Medical-Surgical signed a long-term distribution agreement with Canadian flu vaccine manufacturer ID Biomedical Corporation. Under the terms of the agreement, McKesson will be one of three distributor/wholesalers to supply Fluviral influenza vaccine in the United States, once cleared by the U.S. Food & Drug Administration (FDA). ID Biomedical has submitted its application to conduct clinical trials of its vaccine in the United States in 2005.

•	In the Top 20: 2004 Best in KLAS year-end report, 12 McKesson products were ranked among the top three for their categories, more than any other company. Two McKesson solutions were named “Best in KLAS” for their No. 1 rankings, while two others were named Specialty Niche Category Leaders. The annual report covered a 13-month period ended in late 2004.

•	Cash flow from operations for the first nine months was $534 million compared to a use of $242 million for the first nine months a year ago. McKesson’s net debt to net capital ratio was 8% at December 31, 2004.

•	On January 12, McKesson announced that it reached an agreement to settle the consolidated securities class action arising out of a 1999 financial restatement pending against it and its subsidiary the former HBO & Co., Inc. Under the agreement, McKesson would pay the class members a total of $960 million in cash. Also, McKesson established additional reserves of $240 million for remaining related cases.

Risk Factors

     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending securities litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of current and potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software-related system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); tax legislation initiatives; foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, all of which are located on the company’s website.

About McKesson

     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 170-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

###

CONTACT:

          Larry Kurtz, 415-983-8418
          (Investors and Financial Press)
          larry.kurtz@mckesson.com
          Kate Rohrbach 415-983-9023
          (Business and Trade Media)
          kate.rohrbach@mckesson.com

Schedule I

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY05	FY04	Chg.	FY05	FY04	Chg.
Revenues	$20,781.9	$18,231.9	14%	$59,902.8	$51,566.2	16%
Cost of sales	19,941.3	17,476.4	14	57,475.2	49,212.5	17

Gross profit	840.6	755.5	11	2,427.6	2,353.7	3
Operating expenses	606.0	571.0	6	1,803.4	1,690.5	7
Securities litigation charge	1,200.0	—	—	1,200.0	—	—

	1,806.0	571.0	—	3,003.4	1,690.5	—

Operating income (loss)	(965.4)	184.5	—	(575.8)	663.2	—
Interest expense	(30.6)	(30.2)	1	(90.4)	(90.0)	—
Other income	15.8	9.7	63	45.7	36.7	25

Income (loss) before income taxes	(980.2)	164.0	—	(620.5)	609.9	—
Income taxes (3)	314.8	(43.8)	—	204.8	(177.6)	—

Net income (loss)	$(665.4)	$120.2	—	$(415.7)	$432.3	—

Earnings (loss) per common share
Diluted (1) (2) (4)	$(2.26)	$0.41	—	$(1.42)	$1.46	—
Basic	$(2.26)	$0.41	—	$(1.42)	$1.49	—
Weighted average shares outstanding
Diluted (1) (4)	293.8	298.7	(2)%	292.7	299.0	(2)%
Basic	293.8	290.2	1%	292.7	290.0	1%

(1)	For the quarter and nine months ended December 31, 2004, potentially dilutive securities have been excluded from the per share computations due to their antidilutive effect.

(2)	For the quarter and nine months ended December 31, 2003, interest expense, net of related income taxes, of $1.5 million and $4.6 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

(3)	Includes $390 million estimated income tax benefit for the $1.2 billion securities litigation charge.

(4)	Diluted earnings per share, excluding the securities litigation charge, is as follows:

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY05	FY04	Chg.	FY05	FY04	Chg.
Net income (loss) — as reported	$(665.4)	$120.2	—%	$(415.7)	$432.3	—%

Exclude: Securities litigation charge	(1,200.0)	—	—	(1,200.0)	—	—
Estimated income tax benefit	390.0	—	—	390.0	—	—

	(810.0)	—	—	(810.0)	—	—

Net income, excluding securities litigation charge	$144.6	$120.2	20%	$394.3	$432.3	(9)%

Diluted earnings per common share, excluding securities litigation charge *	$0.49	$0.41	20%	$1.33	$1.46	(9)%
Shares on which diluted earnings per common share were based	300.5	298.7	1%	300.1	299.0	—%

*	For the quarter and nine months ended December 31, 2004 and 2003, interest expense, net of related income taxes, of $1.5 million and $4.6 million has been added to net income, excluding the securities litigation charge, for purposes of calculating diluted earnings per share. This calculation also includes the impact of dilutive securities (stock options, convertible junior subordinated debentures and restricted stock).

Schedule II

McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended December 31,				Nine Months Ended December 31,
	FY05	FY04	Chg.		FY05	FY04	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$12,130.3	$10,197.4	19%		$34,779.5	$29,187.4	19%
U.S. Healthcare sales to customers’ warehouses	6,179.5	5,827.1	6		18,116.8	16,049.1	13

Subtotal	18,309.8	16,024.5	14		52,896.3	45,236.5	17
Canada distribution & services	1,404.7	1,199.6	17		3,914.7	3,313.6	18

Total Pharmaceutical Solutions	19,714.5	17,224.1	14		56,811.0	48,550.1	17

Medical-Surgical Solutions	735.9	714.0	3		2,156.6	2,140.2	1

Provider Technologies
Software & software systems	65.9	46.6	41		166.5	159.7	4
Services	235.1	220.7	7		685.8	641.6	7
Hardware	30.5	26.5	15		82.9	74.6	11

Total Provider Technologies	331.5	293.8	13		935.2	875.9	7

Total	$20,781.9	$18,231.9	14		$59,902.8	$51,566.2	16

GROSS PROFIT
Pharmaceutical Solutions	$520.2	$480.9	8		$1,512.4	$1,508.0	—
Medical-Surgical Solutions	162.2	153.2	6		482.8	450.5	7
Provider Technologies	158.2	121.4	30		432.4	395.2	9

Gross profit	$840.6	$755.5	11		$2,427.6	$2,353.7	3

OPERATING EXPENSES
Pharmaceutical Solutions	$281.2	$281.2	—		$843.5	$834.3	1
Medical-Surgical Solutions	138.2	127.8	8		414.4	375.8	10
Provider Technologies	132.5	121.1	9		377.1	359.3	5
Corporate	54.1	40.9	32		168.4	121.1	39

Subtotal	606.0	571.0	6		1,803.4	1,690.5	7
Securities litigation charge	1,200.0	—	—		1,200.0	—	—

Operating expenses	$1,806.0	$571.0	216		$3,003.4	$1,690.5	78

OTHER INCOME
Pharmaceutical Solutions	$5.7	$5.7	—		$17.0	$18.4	(8)
Medical-Surgical Solutions	0.7	0.5	40		2.4	2.3	4
Provider Technologies	1.9	2.3	(17)		5.8	8.6	(33)
Corporate	7.5	1.2	525		20.5	7.4	177

Other income	$15.8	$9.7	63		$45.7	$36.7	25

OPERATING PROFIT
Pharmaceutical Solutions	$244.7	$205.4	19		$685.9	$692.1	(1)
Medical-Surgical Solutions	24.7	25.9	(5)		70.8	77.0	(8)
Provider Technologies	27.6	2.6	962		61.1	44.5	37

Operating profit	297.0	233.9	27		817.8	813.6	—
Corporate	(1,246.6)	(39.7)	—		(1,347.9)	(113.7)	—

Income (loss) before interest expense and income taxes	$(949.6)	$194.2	—		$(530.1)	$699.9	—

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.24%	1.19%	5	bp	1.21%	1.43%	(22	)bp
Medical-Surgical Solutions	3.36%	3.63%	(27)		3.28%	3.60%	(32)
Provider Technologies	8.33%	0.88%	745		6.53%	5.08%	145
Return on Stockholders’ Equity (1)	(3.9%)	13.1%	—

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III

McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2004	2004
ASSETS
Current Assets
Cash and cash equivalents	$1,032.9	$708.0
Marketable securities	8.9	9.8
Receivables, net	5,615.6	5,418.8
Inventories	8,316.7	6,735.1
Prepaid expenses and other	335.3	132.5

Total	15,309.4	13,004.2
Property, Plant and Equipment, net	612.0	599.9
Capitalized Software Held for Sale	130.1	129.4
Notes Receivable	160.1	172.2
Goodwill and Other Intangibles	1,514.0	1,490.2
Other Assets	958.6	844.3

Total Assets	$18,684.2	$16,240.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$8,821.7	$7,362.1
Deferred revenue	610.7	503.2
Current portion of long-term debt	259.9	274.8
Securities litigation	1,200.0	—
Other	1,155.8	1,276.2

Total	12,048.1	9,416.3
Postretirement Obligations and Other Noncurrent Liabilities	509.6	448.8
Long-Term Debt	1,201.8	1,209.8
Stockholders’ Equity	4,924.7	5,165.3

Total Liabilities and Stockholders’ Equity	$18,684.2	$16,240.2

Schedule IV

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended December 31,
	FY05	FY04
OPERATING ACTIVITIES
Net income (loss)	$(415.7)	$432.3
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation	83.1	73.8
Amortization	102.7	91.5
Provision for bad debts	17.5	54.3
Securities litigation charge, net of deferred tax benefit	810.0	—
Deferred taxes on income	32.0	139.2
Other non-cash items	(6.0)	(21.4)

Total	623.6	769.7

Effects of Changes In:
Receivables	(220.6)	(710.3)
Inventories	(1,534.6)	(1,047.2)
Accounts and drafts payable	1,396.2	617.9
Deferred revenue	106.5	81.7
Taxes	57.1	(1.6)
Proceeds from sale of notes receivable	59.3	42.2
Other	46.6	5.5

Total	(89.5)	(1,011.8)

Net cash provided (used) by operating activities	534.1	(242.1)

INVESTING ACTIVITIES
Property acquisitions	(90.9)	(71.6)
Capitalized software expenditures	(93.2)	(131.0)
Acquisitions of businesses, less cash and cash equivalents acquired	(85.7)	(45.6)
Proceeds from sale of business	12.3	—
Other	(22.8)	16.4

Net cash used by investing activities	(280.3)	(231.8)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	217.6
Repayment of debt	(17.6)	(10.7)
Capital stock transactions:
Issuances	117.1	81.8
Share repurchases	—	(115.3)
ESOP notes and guarantees	16.4	9.1
Dividends paid	(52.7)	(52.3)
Other	7.9	22.2

Net cash provided by financing activities	71.1	152.4

Net increase (decrease) in cash and cash equivalents	324.9	(321.5)
Cash and cash equivalents at beginning of period	708.0	522.0

Cash and cash equivalents at end of period	$1,032.9	$200.5